PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated June 26, 2008)	Registration No. 333-151368

3,973,000 Shares

COMMON STOCK

Catalyst Pharmaceutical Partners, Inc. is offering 3,973,000 shares of its common stock at a price of $1.00 per share.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CPRX”. On September 30, 2009, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.84 per share.

We have retained Rodman & Renshaw to act as placement agent for us in connection with the shares offered by this prospectus supplement and the accompanying prospectus and they will use their commercially practicable best efforts to arrange for the sale of the shares of common stock to certain institutional investors. The placement agent has no commitment to buy any of the shares.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE S-5.

	Price to Public	Placement Fees	Proceeds to company, before expenses

Per share	$1.00	$0.06	$0.94
Total	$3,973,000	$238,380	$3,734,620

RODMAN & RENSHAW

October 1, 2009

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock hereby and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent that there is any conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, contained in the accompanying prospectus or incorporated herein or therein by reference. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained, or incorporated by reference, in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompany prospectus, or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find Additional Information” below in the accompanying prospectus.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and accompanying prospectus carefully, including the “Risk Factors” section of this prospectus supplement, as well as our financial statements and the notes thereto incorporated by reference into the accompanying prospectus, for a more complete understanding of this offering and our business.

Overview

Catalyst Pharmaceutical Partners, Inc. is a development stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of addiction and obsessive-compulsive disorders. We have obtained from Brookhaven National Laboratory an exclusive worldwide license for nine patents in the United States relating to the right to use vigabatrin to treat a wide variety of substance addictions and obsessive-compulsive disorders. We have also been granted rights to Brookhaven’s vigabatrin-related foreign patents or patents pending in more than 30 countries. Our initial product candidate based on vigabatrin is CPP-109. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. This indicates that the FDA has recognized that CPP-109 is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrates the potential to address unmet medical needs. We have also recently been granted worldwide rights to another patented drug by Northwestern University. We intend to pursue development of this drug for several indications, including stimulant addiction and epilepsy.

Status of U.S. Phase II clinical trial for cocaine addiction

In 2007, we initiated a randomized, double-blind, placebo-controlled U.S. Phase II clinical trial evaluating the use of CPP-109 in treating patients with cocaine addiction. We retained Health Decisions, Inc. as the Contract Research Organization (CRO) to oversee this trial on our behalf. We estimate that the cost of this trial was approximately $7,850,000. The trial enrolled 186 cocaine addicted patients at 11 addiction treatment clinical centers in the United States. Patients were treated for a period of 12 weeks, with an additional 12 weeks of follow-up. To be eligible to participate in this trial, participants had to meet specific clinical standards for cocaine addiction, as specified in DSM-IV, a set of diagnostic guidelines established for clinical professionals. Additionally, trial participants could not meet the DSM-IV criteria for dependence on most other addictive substances. Further, eye safety studies were conducted on all trial participants before and after the trial to determine the extent of visual field defects among such participants, if any. Additional detailed information about our cocaine trial can be found at www.clinicaltrials.gov.

On May 29, 2009, we announced top-line results from our U.S. Phase II clinical trial evaluating the use of CPP-109 in treating patients with cocaine addiction. The top-line data from the trial showed that CPP-109 did not demonstrate statistical significance in the primary endpoint - that a significantly larger proportion of CPP-109-treated subjects than placebo-treated subjects were cocaine-free during the last two weeks of the treatment period (Weeks 11 and 12). The clinical trial did not reveal any unexpected “serious” adverse events.

On September 30, 2009, we announced the final results of our U.S. Phase II clinical trial evaluating the use of CPP-109 in treating patients with cocaine addiction. The data revealed that less than 40% of the trial subjects were medication compliant. As a result, the study was inadequately powered to properly test the efficacy of CPP-109 for the treatment of patients with cocaine addiction. The data revealed that while there were no statistically significant differences between active and placebo groups, there were positive and consistent data trends observed in favor of CPP-109 across measures of cocaine abstinence, reduction in use, and reduction in use days. When corrected for the poor medication compliance levels, the results of the trial were more consistent with the results reported by Dr. Jonathan Brodie, et al, in a double-blind, placebo-controlled, 103-patient Phase II clinical trial evaluating vigabatrin for the treatment of cocaine addiction, the results of which were recently published on-line in the American Journal of Psychiatry.

Status of the U.S. proof-of-concept study for methamphetamine addiction

During June 2008, we initiated a randomized, double-blind, placebo-controlled U.S. Phase II clinical trial evaluating the use of CPP-109 in treating patients with methamphetamine addiction. We retained Health Decisions, Inc. as the CRO to oversee this trial on our behalf. We had planned to enroll 180 methamphetamine addicted patients at 15 addiction treatment clinical centers in the United States. However, on March 3, 2009 we announced that we had decided to halt enrollment in this trial and to convert it to a proof-of-concept study evaluating the results obtained from 57 patients who had been randomized into the trial. We made this decision to conserve cash in light of the then current economic conditions. The patients we enrolled were treated for a period of 12 weeks. Consistent with this study now being a proof-of-concept study, we evaluated data related to endpoints based on abstinence, reductions in methamphetamine use and craving for evidence of potential efficacy.

On September 30, 2009, we announced the top-line results of our proof-of-concept study evaluating the use of CPP-109 in treating patients with methamphetamine addiction. The results showed that there was a 2.5 times higher rate of abstinence in the last two weeks of the study in the vigabatrin group versus the placebo group. While this is an encouraging trend, the results were not statistically significant due to the low sample size. We also believe that medication compliance, similar to the cocaine trial, may have been below expectations.

Future development plans for CPP-109

On the basis of our reported results described above, we have determined to continue to develop CPP-109 for the treatment of cocaine addiction and methamphetamine addiction. Our decision was supported by a panel of experts who have met and agreed with our conclusion that there is sufficient evidence of safety and efficacy to justify further development of CPP-109, based upon these trial data and previously published studies of vigabatrin to treat addiction. However, there can be no assurance that future trials of CPP-109 for the treatment of cocaine addiction and methamphetamine addiction will be successful or that we will ever be granted the right to commercialize CPP-109.

License Agreement with Northwestern University

On August 27, 2009, we entered into a license agreement with Northwestern University, under which we acquired exclusive worldwide rights to commercialize new GABA aminotransferase inhibitors and derivatives of vigabatrin which were discovered by Northwestern University. Under the terms of the license agreement, Northwestern University granted us an exclusive worldwide license to certain composition of matter patents related to the new class of inhibitors and a patent application relating to derivatives of vigabatrin. We will be responsible for continued research and development of any resulting product candidates. We will pay Northwestern University an upfront payment, certain milestone payments relating to clinical development activities, and royalties on products resulting from the license agreement.

Transfer to Nasdaq Capital Market

On May 19, 2009, we received a staff deficiency letter from The NASDAQ Stock Market notifying us that, based on our stockholders’ equity as reported in the Quarterly Report on Form 10-Q for the period ended March 31, 2009, we were not in compliance with the minimum stockholders’ equity requirement of $10 million for continued listing on the NASDAQ Global Market as set forth in NASDAQ Listing Rule 5450(b)(1)(A). As of June 30, 2009, our stockholders’ equity was approximately $6.0 million. This notification had no immediate effect on our listing on the NASDAQ Global Market or on the trading of our common stock. On June 3, 2009 and June 19, 2009, we provided The NASDAQ Stock Market with a plan to regain compliance with the NASDAQ Global Market continued listing requirements, and based upon that plan the NASDAQ Staff determined to grant us an extension to regain compliance with the Rule by no later than the end of August 2009. However, effective on September 3, 2009, we transferred our listing to the NASDAQ Capital Market. Transfer to the NASDAQ Capital Market allowed us to continue to be in compliance with NASDAQ’s continued listing rules while maintaining our listing on NASDAQ.

Next steps

Our goals are to (i) continue to develop CPP-109 for use in the treatment of cocaine and methamphetamine addiction, including completing such clinical and non-clinical studies as will be required for us to file an NDA for CPP-109, (ii) commence the early stage clinical and non-clinical studies required to assess the safety and efficacy of the new compounds that we recently licensed from Northwestern University, and (iii) seek to find a potential strategic partner to work with us in these efforts. We may also seek governmental grants from the National Institutes of Health (NIH), the National Institute of Drug Abuse (NIDA), or other appropriate agencies that operate under the NIH umbrella, for a portion of the required funding for future clinical and non-clinical trials. There can be no assurance as to whether we will be successful in any of these efforts.

THE OFFERING

Common stock offered by us pursuant to this prospectus supplement	3,973,000 shares

Common stock to be outstanding after this offering	18,038,385 shares

Use of proceeds	We will use the net proceeds from the sale of the securities to fund certain clinical studies of CPP-109 for the treatment of cocaine addiction, complete one or more non-clinical studies relating to the compounds that we recently licensed as part of our agreement with Northwestern University, and for general corporate purposes. We will need additional funding beyond this offering to complete all of the clinical and non-clinical trials that we believe will be required before we are permitted to file an NDA for CPP-109 for use in treating cocaine addiction.

Risk Factors	See “Risk Factors” on page S-5 for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future.

NASDAQ Capital Market symbol	“CPRX”

The number of shares of common stock outstanding after this offering excludes: (i) 2,794,482 shares of common stock underlying currently outstanding stock options, and (ii) 5,000 shares of common stock underlying restricted stock units that were previously granted and will vest in future periods. Further, an additional 1,691,123 shares of common stock are reserved for future issuance under our 2006 Stock Incentive Plan.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC on March 26, 2009, as well as any subsequent updates that may be filed with our quarterly reports on Form 10-Q (including our latest Quarterly Report on Form 10-Q for the quarter ended June 30, 2009). Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also affect our business operations.

FORWARD LOOKING STATEMENTS

Some of the statements provided in or incorporated by reference by this prospectus contain “forward-looking statements,” including statements regarding our expectations, beliefs, plans or objectives for future operations and anticipated results of operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “proposes,” “plans,” “expects,” “intends,” “may” and similar expressions are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements made in this prospectus are based on current expectations that involve numerous risks and uncertainties, including but not limited to the following:

•	our having sufficient financial resources and the ability to successfully complete the clinical and non-clinical trials required for us to file an NDA for CPP-109;

•	our ability to successfully complete such trials on a timely basis and within the budgets we establish for such trials;

•	our ability to successfully fund and complete required clinical and non-clinical trials for the compounds that we recently licensed from Northwestern University;

•	our ability to protect our intellectual property;

•	whether others develop and commercialize products competitive to our products;

•	changes in the regulations affecting our business;

•	our ability to attract and retain skilled employees; and

•	changes in general economic conditions and interest rates.

Our current plans and objectives are based on assumptions relating to the development of our business. Although we believe that our assumptions are reasonable, any of our assumptions could prove inaccurate. In light of the significant uncertainties inherent in the forward-looking statements made herein, which reflect our views only as of the date of this prospectus, you should not place undue reliance upon such statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will use the net proceeds from the sale of the securities (approximating $3,635,000) to fund certain clinical studies of CPP-109 for the treatment of cocaine addiction, to complete one or more non-clinical studies relating to the compounds that we recently licensed as part of our agreement with Northwestern University, and for general corporate purposes. We will need additional funding beyond this offering to complete all of the clinical trials that we believe will be required before we are permitted to file an NDA for CPP-109 for use in treating cocaine addiction.

Pending the application of the net proceeds for these purposes, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

DILUTION

Purchasers of our common stock offered by this prospectus supplement and the accompanying prospectus will experience an immediate dilution in the net tangible book value of their common stock from the public offering price. The net tangible book value of our common stock as of June 30, 2009 was $5,973,933, or $0.42 per share. Net tangible book value per share of our common stock is equal to our net tangible assets (tangible assets less total liabilities) divided by the number of shares of our common stock issued and outstanding as of June 30, 2009.

Dilution per share represents the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock after giving effect to this offering. After reflecting the sale of 3,973,000 shares of our common stock offered by us at the public offering price of $1.00 per share, less placement agent fees and estimated offering expenses, our adjusted net tangible book value per share of our common stock at June 30, 2009 would have been $9,608,553, or $0.53 per share. This change represents an immediate increase in net tangible book value per share of our common stock of $0.11 per share to existing shareholders and an immediate dilution of $0.47 per share to new investors purchasing shares of our common stock pursuant to this offering. The following table illustrates this per-share dilution:

Public offering price per share		$1.00

Net tangible book value per share as of June 30, 2009	$0.42
Increase per share attributable to existing investors	0.11

Adjusted net tangible book value per share as of June 30, 2009		0.53

Dilution per share to new investors		$0.47

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009:

•	on an actual basis, and

•

on a pro forma basis after giving effect to our sale in this offering of 3,973,000 shares of common stock at an offering price of $1.00 per share and our receipt of an estimated $3,634,620 in net proceeds therefrom, after deducting placement fees and commissions and estimated offering expenses to be paid by us.

This table should be read in conjunction with our financial statements contained in our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2008, which we filed on March 26, 2009, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which we filed on August 6, 2009.

	June 30, 2009
	Actual	Pro Forma

Cash and cash equivalents	$6,265,577	$9,900,197

Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 14,065,385 shares outstanding; 18,038,385 shares pro forma	14,065	18,038
Additional paid-in capital	31,216,260	34,846,907
Accumulated deficit	(25,256,392)	(25,256,392)

Total stockholders’ equity	5,973,933	9,608,553

Total capitalization	$5,973,933	$9,608,553

The number of shares of common stock outstanding after this offering excludes: (i) 2,794,482 shares of common stock underlying currently outstanding stock options, and (ii) 5,000 shares of common stock underlying restricted stock units that were previously granted and will vest in future periods. Further, an additional 1,691,123 shares of common stock are reserved for future issuance under our 2006 Stock Incentive Plan.

PLAN OF DISTRIBUTION

We are offering the shares of our common stock through our placement agent, Rodman & Renshaw, pursuant to a letter agreement entered into as of this date. Rodman & Renshaw has agreed to use its commercially best practicable efforts to arrange for the sale of the shares of our common stock being sold in this offering.

The placement agent is not purchasing or selling any shares by this prospectus statement or the accompanying prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of the shares. The placement agency agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain customary legal opinions, letters and certificates.

This prospectus supplement will be distributed to the investors who agree to purchase our common stock, informing the investors of the closing date as to such shares. We currently anticipate that the closing of the sale of 3,973,000 shares of our common stock will take place on or about October 6, 2009. Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price; and

•	the placement agent will receive the placement fee in accordance with the terms of the placement agency agreement.

We will pay the placement agent a commission equal to 6.0% of the gross proceeds of the sale of shares of our common stock in this offering. We will also reimburse the placement agent for certain expenses, not to exceed 1.5% of the proceeds from this offering, subject to a maximum of $25,000. In no event will the total amount of compensation paid to the placement agent and other securities brokers and dealers upon completion of this offering exceed 8% of the gross proceeds of this offering. Our estimated offering expenses, including fees due to our placement agent, legal fees, accounting fees, printing fees, and other costs and expenses associated with the registration and listing of our common stock pursuant to this offering are $338,380. After deducting such fees, we expect our net proceeds from this offering will be $3,634,620.

Our shares of common stock are quoted on the Nasdaq Capital Market under the symbol “CPRX”.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement.

Delivery of the shares in this offering is expected on or about October 6, 2009, which will be on or before the third business day following the trade date of the shares. Pursuant to Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the closing date extends beyond the third business day following the trade date of the shares, then purchasers who wish to trade shares purchased in this offering on the trade date will be required, by virtue of the fact that the shares purchased in this offering initially will settle on the fourth business day, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the shares in this offering who wish to trade their shares on the trade date should consult their own advisor.

LEGAL MATTERS

The validity of the shares of common stock we are offering will be passed upon by Akerman Senterfitt, Miami, Florida.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus or by any information in a prospectus supplement accompanying this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 26, 2009;

2.	Our Proxy Statement for our Annual Meeting of Stockholders held on June 9, 2009, filed with the SEC on April 30, 2009;

3.	Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2009, filed with the SEC on May 13, 2009, and for the three and six months ended June 30, 2009, filed with the SEC on August 6, 2009;

4.	Our description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 29, 2006, along with Amendment No. 1 thereto, filed with the SEC on October 18, 2006; and

5.	All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, from the date of filing of such documents, before the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold.

You may obtain a copy of any of these documents at no cost by requesting them from us or by writing or calling: Catalyst Pharmaceutical Partners, Inc., 355 Alhambra Circle, Suite 1370, Coral Gables, Florida, 33134, Attn: Investor Relations, or by calling (305) 529-2522. Copies of each of these filings are also available for no cost on our website, www.catalystpharma.com , or on the SEC’s web site, www.sec.gov .

PROSPECTUS

$ 30,000,000

Common Stock

We may, from time to time, sell shares of our common stock in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering, with an aggregate initial offering price of up to $30,000,000. We will provide you of the specific terms of such securities in supplements to this prospectus. However, in no event will we sell securities with a value exceeding more than 1/3 of our public float in any 12-month period. You should read this prospectus and any prospectus supplement carefully before you invest.

INVESTING IN OUR SECURITIES INVOLVES RISKS. THE RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE HEREIN, ALL AS MORE PARTICULARLY DESCRIBED UNDER THE CAPTION “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS.

Our common stock is listed on the Nasdaq Global Market and trades under the symbol “CPRX”. On May 30, 2008, the last reported sale price for our common stock on the Nasdaq Global Market was $3.59 per share.

The common stock may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any common stock with respect to which this prospectus is delivered, the names of such underwriters and any applicable discounts or commissions, and any over-allotment options will be set forth in a prospectus supplement. The price to the public and the net proceeds we expect to receive from such sale will also be set forth in the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, we may sell shares of our common stock in one or more offerings up to a total dollar amount of $30,000,000. However, in no event will we sell securities with a value exceeding more than  1/3 of our “public float” (the market value of our common stock held by non-affiliates) in any 12 month period. This prospectus provides you with a general description of our common stock. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of the applicable offering. The prospectus supplement may also add, change, or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information described under the heading “Incorporation by Reference.”

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Reference in this prospectus to “we”, “our”, “us”, the “Company”, or “Catalyst” refer to Catalyst Pharmaceutical Partners, Inc., a Delaware corporation.

ABOUT THE COMPANY

We are a development-stage biopharmaceutical company focused on the acquisition, development and commercialization of prescription drugs for the treatment of drug addiction and obsessive compulsive disorders. Our initial product candidate is CPP-109, which is our version of vigabatrin.

The successful development of CPP-109 or any other product we may develop, acquire, or license is highly uncertain. We cannot reasonably estimate or know the nature, timing, or estimated expenses of the efforts necessary to complete the development of, or the period in which material net cash inflows are expected to commence due to the numerous risks and uncertainties associated with developing, such products, including the uncertainty of:

•	the scope, rate of progress and expense of our clinical trials and our other product development activities;

•

the results of future clinical trials, and the number of clinical trials (and the scope of such trials) that will be required to seek and obtain approval of a New Drug Application (“NDA”) for CPP-109; and

•	the expense of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

Our principal executive offices are located at 355 Alhambra Circle, Suite 1370, Coral Gables, Florida 33134. Our telephone number is (305) 529-2522. Our website is http://www.catalystpharma.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

Recent Developments

U.S. Phase II clinical trial for cocaine addiction

During July 2007, we initiated a randomized, double-blind, placebo-controlled U.S. Phase II clinical trial evaluating the use of CPP-109 in treating patients with cocaine addiction. We estimate that the cost of this trial will be approximately $6,000,000.

The trial is expected to enroll 180 cocaine addicted patients at not less than 11 addiction treatment clinical centers in the United States. Patients will be treated for a period of 12 weeks, with an additional 12 weeks of follow-up. The primary endpoint of the trial is to demonstrate that a larger proportion of CPP-109-treated subjects than placebo-treated subjects will be cocaine-free during their last two weeks of treatment (weeks 11 and 12). Additionally, we will be measuring several secondary endpoints based on reductions of cocaine use and craving. To be eligible to participate in this trial, participants must meet specific clinical standards for cocaine dependence, as specified in DSM-IV, a set of diagnosis guidelines established for clinical professionals. Additionally, trial participants cannot meet the DSM-IV criteria for dependence on most other addictive substances. Further, eye safety studies will be conducted on all trial participants before and after the trial to determine the extent of visual field defects that may occur as a result of the trial among such participants, if any. We began enrolling patients in this trial in January 2008 after the protocol for our trial was accepted by the U.S. Food and Drug Administration (“FDA”). Based on currently available information, we expect to have initial top-line results from this trial in the fourth quarter of 2008. However, the date we obtain the results from our study will ultimately depend on the timing of patient enrollment into our study, which cannot be predicted with absolute certainty. Additional information about our trial can be found at www.clinicaltrials.gov.

U.S. Phase II clinical trial for methamphetamine addiction

We expect to initiate during the second quarter of 2008 a 180 patient randomized, double-blind, placebo-controlled U.S. Phase II clinical trial evaluating the use of CPP-109 in treating patients with methamphetamine addiction. This trial will be similar to our cocaine trial. We currently estimate that the cost of this trial will be approximately $5,900,000. Based on currently available information, we expect to have initial top-line results from this trial during the third quarter of 2009.

Contemplated pilot clinical trials

We hope to initiate during 2008 a Phase II clinical trial evaluating CPP-109 for the treatment of binge eating disorder. We are also contemplating and hope to launch during 2008 additional Phase II proof-of-concept trials evaluating the use of CPP-109 for the treatment of other addictions, including alcohol and nicotine.

Discussions with strategic partners

We have had in the past, and expect to continue to have in the future, discussions with potential strategic partners interested in working with us on the development of CPP-109. No agreements have been entered into to date with any potential strategic partners.

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements provided in or incorporated by reference by this prospectus contain “forward-looking statements,” including statements regarding our expectations, beliefs, plans or objectives for future operations and anticipated results of operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “proposes,” “plans,” “expects,” “intends,” “may” and similar expressions are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements made in this prospectus are based on current expectations that involve numerous risks and uncertainties, including but not limited to the following:

•	our having sufficient financial resources and the ability to successfully complete the clinical trials required for us to file an NDA for CPP-109;

•	our ability to complete our clinical trials on a timely basis and within the budgets we establish for such trials;

•	our ability to protect our intellectual property;

•	whether others develop and commercialize products competitive to our products;

•	changes in the regulations affecting our business;

•	our ability to attract and retain skilled employees; and

•	changes in general economic conditions and interest rates.

Our current plans and objectives are based on assumptions relating to the development of our business. Although we believe that our assumptions are reasonable, any of our assumptions could prove inaccurate. In light of the significant uncertainties inherent in the forward-looking statements made herein, which reflect our views only as of the date of this prospectus, you should not place undue reliance upon such statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in subsequent Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated in this prospectus by reference and any applicable prospectus supplement, in light of your particular investment objectives.

USE OF PROCEEDS

Except as may otherwise be provided in a prospectus supplement, we will use the net proceeds from the sale of the securities to fund a Phase III clinical trial evaluating the use of CPP-109 to treat cocaine addiction, to fund additional clinical trials required to allow us to file an NDA for cocaine addiction, to fund additional clinical trials evaluating the use of CPP-109 to treat other addictions or obsessive compulsive disorders, and for general corporate purposes. When particular securities are offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of these securities. Pending the application of the net proceeds for these purposes, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Since November 8, 2006, our common stock has been traded on the Nasdaq Global Market under the symbol “CPRX”. Prior to such date, there was no market for our common stock. The last reported sale price of our common stock on May 30, 2008 on the Nasdaq Global Market was $3.59 per share. The following table sets forth the high and low sale prices for our common stock for the periods indicated as reported on the Nasdaq Global Market.

	High	Low
Year Ended December 31, 2006
Fourth Quarter (from November 8, 2006)	$6.15	$4.25

Year Ended December 31, 2007
First Quarter	$6.83	$3.80
Second Quarter	$4.65	$3.48
Third Quarter	$4.00	$2.70
Fourth Quarter	$3.51	$2.50

Year Ended December 31, 2008
First Quarter	$3.87	$2.94
Second Quarter (through May 30, 2008)	$3.99	$3.30

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support operations and finance the growth and development of our business and do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors.

GENERAL DESCRIPTION OF OUR COMMON STOCK

The following summary of the material features of our common stock does not purport to be complete and is subject to, and qualified in its entirety by the provisions of our Certificate of Incorporation, our Bylaws and other applicable law. See “Where You Can Find Additional Information”.

Our authorized capital currently consists of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, we had 12,567,226 shares of our common stock outstanding. There are no shares of preferred stock outstanding.

We are a Delaware corporation, and were incorporated on July 24, 2006. We are the successor by merger to Catalyst Pharmaceutical Partners, Inc., a Florida corporation, which was incorporated in January 2002.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to our stockholders, including the election of directors. In the event of our liquidation, dissolution, or winding-up, the holders of common stock are entitled to share ratably and equally in our assets, if any, that remain after paying all debts and liabilities and the liquidation preferences of any outstanding preferred stock. The common stock has no preemptive or cumulative rights and no redemption or conversion provisions.

Holders of our common stock are entitled to receive dividends if, as, and when declared by our Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued and outstanding, all subject to any dividend restrictions in our credit facilities. No dividend or other distribution (including redemptions and repurchases of shares of capital stock) may be made, if after giving effect to such distribution, we would not be able to pay our debts as they come due in the usual course of business, or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of preferred stock.

Provisions of the Certificate and Bylaws

A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified board of directors (which we are proposing to declassify) and the ability of the board to issue preferred stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contests, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the common stock. The board of directors believes that these provisions are appropriate to protect our interest and the interests of our stockholders.

Issuance of Rights. The certificate authorized the board of directors to create and issue rights (the “rights”) entitling the holders thereof to purchase from us shares of capital stock or other securities. The times at which, and the terms upon which, the rights are to be issued may be determined by the board of directors and set forth in the contracts or instruments that evidence the rights. The authority of the board of directors with respect to the rights includes, but is not limited to, the determination of (1) the initial purchase price per share of the capital stock or other securities of Catalyst Pharmaceutical Partners, Inc. to be purchased upon exercise of the rights, (2) provisions relating to the times at which and the circumstances under which the rights may be exercised or sold or otherwise transferred, either together with or separately from, any other securities of Catalyst Pharmaceutical Partners, Inc., (3) antidilutive provisions which adjust the number or exercise price of the rights or amount or nature of the securities or other property receivable upon exercise of the rights, (4) provisions which deny the holder of a specified percentage of the outstanding securities of Catalyst Pharmaceutical Partners, Inc. the right to exercise the rights and/or cause the rights held by such holder to become void, (5) provisions which permit Catalyst Pharmaceutical Partners, Inc. to redeem the rights and (6) the appointment of a rights agent with respect to the rights.

Meetings of Stockholders . The bylaws provide that a special meeting of stockholders may be called only by the board of directors unless otherwise required by law. The bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the bylaws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

No Stockholder Action by Written Consent . The certificate provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

Amendment of the Certificate . The certificate provides that an amendment thereof must first be approved by a majority of the board of directors and (with certain exceptions) thereafter approved by the holders of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal; provided, however, that the affirmative vote of 80% of the total votes eligible to be cast by holders of voting stock, voting together as a single class, is required to amend provisions relating to the establishment of the board of directors and amendments to the certificate.

Amendments of Bylaws . The certificate provides that the board of directors or the stockholders may amend or repeal the bylaws. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purposes, unless the board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

Certain Anti-Takeover Matters

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or Delaware law, regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholders for a period of three years following the date that the stockholder became an interested stockholder, unless:

•

either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by our board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participates do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after that date, the business combination is approved by our board of directors and authorized at a meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation limits the liability for monetary damages for breach of fiduciary duty by members of our Board of Directors, except for liability that cannot be eliminated under Delaware law. Under Delaware law, our directors have a fiduciary duty to us which is not eliminated by this provision in our certificate of incorporation. In addition, each of our directors is subject to liability under Delaware law for breach of their duty of loyalty for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or knowing violations of law for actions leading to improper personal benefit to the director and for payments of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision does not affect our directors’ responsibilities under any other laws, such as federal securities laws.

Delaware law provides that the directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for any of the following:

•	any breach of a director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Delaware law provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which our directors and officers may be entitled to under our bylaws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation and bylaws eliminate the personal liability of directors to the maximum extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we may fully indemnify any person who is or was a party to or is threatened to be made a party to any threatened, pending or completed action, suit of proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors, officers, employees or other agents, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Listing

Our common stock is listed on the Nasdaq Global Market and trades under the symbol “CPRX”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. They are located at 17 Battery Park, 8th Floor, New York, New York 10004. They can be reached via telephone at (212) 509-4000.

PLAN OF DISTRIBUTION

We may sell the securities from time-to-time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. However, in any given 12-month period, we may only sell securities hereunder with a value of up to one third of our “public float” (the market value of our common stock held by non-affiliates). We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may change;

•	market prices prevailing at the time of sale;

•	prices relating to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The applicable prospectus supplement with respect to a particular offering of securities will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, and if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over–allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over–allotments or short positions by making purchases in the open market or by exercising their over–allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by Akerman Senterfitt, Miami, Florida.

EXPERTS

The financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2007 incorporated by reference in this Prospectus have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC–0330 for further information on the operating rules and procedures for the public reference room.

This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus or by any information in a prospectus supplement accompanying this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus:

6.	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 25, 2008;

7.	Our Proxy Statement for our Annual Meeting of Stockholders to be held on June 18, 2008, filed with the SEC on April 29, 2008;

8.	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2008, filed with the SEC on May 15, 2008;

9.	Our description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 29, 2006, along with Amendment No. 1 thereto, filed with the SEC on October 18, 2006; and

10.	All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, from the date of filing of such documents, before the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold.

You may obtain a copy of any of these documents at no cost by requesting them from us or by writing or calling: Catalyst Pharmaceutical Partners, Inc., 355 Alhambra Circle, Suite 1370, Coral Gables, Florida, 33134, Attn: Investor Relations, or by calling (305) 529-2522. Copies of each of these filings are also available for no cost on our website, http://www.catalystpharma.com , or on the SEC’s web site, http://www.sec.gov .